Filed pursuant to Rule 424(b)(3)
Registration No. 333-251808
VANECK BITCOIN ETF
SUPPLEMENT NO. 9 DATED JUNE 11, 2025
TO THE PROSPECTUS DATED MARCH 1, 2024
This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of VanEck Bitcoin ETF (the “Trust”), dated March 1, 2024 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.
The purpose of this Supplement is to update the Prospectus.
Update to the Prospectus
The following disclosure is added to immediately precede the “Conflicts of Interest-Resolution of Conflicts Procedures” on page 97 of the Prospectus.
As of June 10, 2025, VanEck is a minority equity holder in Metatech Holdings, the parent company of Nonco LLC and holds approximately 6% of its equity. Nonco LLC is a Liquidity Provider to the Trust, and the Trust conducts its bitcoin purchase and sale transactions by trading directly with Liquidity Providers, including Nonco LLC.